EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Energous Corporation on Form S-3 (No. 333-203622) and Forms S-8 (No. 333-196360, 333-203152, 333-204690, 333-210239 and 333-214785) of our report dated March 16, 2017, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2016.

/s/ Marcum LLP
Marcum LLP
Melville, New York
March 16, 2017